Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Surgical Inc. Scott D. Kunkel Senior Vice President Chief Financial Officer (615) 964-5276	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Surgical Acquires Single-Use, Low Profile Retractor Product From Insightra® Medical, Inc.

Transaction Highlights:

•	Will launch in 2016 as the Symmetry Access™ Low Profile Retractor
•	Builds on Symmetry’s leadership in surgical retractor technology, expanding into single-use, minimally invasive segment
•	$400,000 purchase price funded from existing cash reserves

Nashville, TN – December 1, 2015 – Symmetry Surgical Inc. (Nasdaq: SSRG) announced today that it has acquired the patent protected, ultra-low profile, soft-tissue retraction technology and related product portfolio, customer relationships and other assets from privately held Insightra® Medical for $400,000 and an undisclosed royalty.

The portfolio, formerly known as ReeTrakt, will be re-launched under the Symmetry Surgical brand as the Symmetry Access™ Low Profile Retractor beginning in the first half of 2016. The Symmetry Access™ Low Profile Retractor is a single-use product with an ultra-low profile that supports minimal/small incision surgical procedures by providing better surgical access and field of view. The product is designed to minimize tissue damage by providing gentle and adjustable tissue retraction without a bridge, arms or handles that reduce access to the surgical site. The portfolio offers a variety of tissue retraction tips and adheres securely to the surgical drape or skin, eliminating the need for hand-held retraction during a case.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Surgical, said “The acquisition of the assets that will become the Symmetry Access™ Low Profile Retractor portfolio re-enforces our position as a leader in surgical retraction. The technology, protected by issued and pending patents, complements our branded specialty retractors with a minimally invasive offering that is smaller and easy to use. Our expertise in surgical retraction now extends to an even wider spectrum of surgical specialties across multiple sites of care, and we look forward to launching the products globally next year.”

Mr. Sullivan added, “This acquisition is another building block in our growth plan to acquire innovative products, supported by intellectual property protection, that bring clinical and economic value to our customers. It also expands our presence in the larger, single-use segment of the market, which drives higher margin recurring revenue. While we will continue to evaluate opportunities to enhance our revenue growth and leverage our established commercial infrastructure through larger transactions, we are always searching for novel technologies like the Symmetry Access™ Low Profile Retractor.”

Symmetry Surgical will transition the portfolio’s business operations and distribution from Insightra® Medical’s Irvine, CA, facilities to its global headquarters in Nashville, TN. Symmetry will leverage existing global regulatory registrations for ReeTrakt in commercializing the products in the United States and in international markets. Revenue from the Symmetry Access™ Low Profile Retractor will be included in the Company’s 2016 financial guidance that will be provided in conjunction with the release of its fourth quarter 2015 financial results. The products are expected to have negligible impact on EBITDA during the first year of its re-launch. No further financials will be provided.

A leader in the retractor market, Symmetry Surgical’s flagship brands include the original, market-leading Bookwalter® table-mounted retractor system and Greenberg® cranial retractor system as well as the innovative Reveal spinal retractor system. The Symmetry Access™ Low Profile Retractor portfolio brings an easy-to-use, non-intrusive, single-use low profile option to the operating room, emergency room or alternate sites of care.

Additional information on the Symmetry Access™ Low Profile Retractor as well as an updated investor presentation is currently available on its website at www.symmetrysurgical.com.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®, SYMMETRY®, SHARP KERRISON™, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®, QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL INTERNATIONAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT® and VESOCCLUDE™. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Investor Contact:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com